 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2014

INGEN TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

(951) 688-7840

(Registrant's telephone number, including area code)

Georgia	000-28704	84-1122431
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

3410 La Sierra Ave., Suite F 507 Riverside, CA 92503

(Address of principal executive offices) (Zip Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01           Other Events

On January 30, 2014, the Company entered into two separate FUNDING AGREEMENTS, the first agreement jointly with ATMC, Inc. and JSJ Investments, Inc., and the second agreement with JSJ Investments, Inc.

In the first agreement between the Company, ATMC, Inc., and JSJ Investments, Inc.; JSJ has agreed to loan ATMC up to $500,000 to be used specifically as Standby Letters of Credit (“SLC”). Each loan for an SLC will include a promissory note between JSJ and ATMC. This loan amount will be refunded, interest free, to JSJ at any time pursuant to the request of JSJ. ATMC has agreed to equally share in the net proceeds generated through any/all transactions as a result of the SLC, and JSJ has agreed to loan INGEN up to $150,000 from these shared net profits, (in the form of a Convertible Note at 15% interest with Conversion Features of 50% discount), as a part of JSJ’s share of these net proceeds, in full. INGEN agrees to utilize the initial $150,000 to finalize the payment to ATMC under the PURCHASE and AGREEMENT OF ACQUISITION (the "Acquisition") dated April 29, 2013, with ATMC Inc., a Nevada corporation (“ATMC”), and to prepay the legal and auditing expenses to bring current the SEC filings as a fully reporting company.

In the second agreement between the Company and JSJ Investments, Inc.; both parties agree that upon satisfying the final payment under the PURCHASE and AGREEMENT OF ACQUISITION (the "Acquisition") dated April 29, 2013, with ATMC , JSJ will fund up to $2,000,000 to continue funding the SLC’s, Escrow Account or Daily Income and Expense Reimbursements, and exclusively share in the net profits with Ingen (the Georgia Corporation), and its wholly owned subsidiary, ATMC, Inc., generated through increased revenues, up to $2,000,000 through the SLC, Escrow Account or Daily Income and Expense Reimbursements for ATMC. Upon satisfaction of this agreement Ingen will control 100% of the revenues.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: February 7, 2014	INGEN TECHNOLOGIES, INC.

By: /s/ David S. Hanson
David S. Hanson
Chief Executive Officer

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